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palmOne, Inc.

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September 23, 2004

Members of the Compensation Committee

palmOne, Inc.

400 N. McCarthy Boulevard

Milpitas, CA 95035

To Members of the Compensation Committee:

As you are aware, palmOne, Inc. (the “Company”) has recommended to stockholders the approval of the amendment and restatement of palmOne’s 1999 Stock Plan (the “Plan”) as presented in the Company’s Proxy Statement for its 2004 Annual Meeting of Stockholders (“Proposal No. 2”). For terms set forth and not otherwise defined in this letter, you should refer to the meanings set forth in the Plan. Subsequent to the Company’s distribution of the Proxy Statement, we have received unsolicited feedback from stockholders regarding the Plan. As a result, and provided that the Company’s stockholders approve Proposal No. 2, management will recommend the following amendments of the Plan to the Committee:

(1)	the authority of the Administrator to reduce the exercise price of any Award to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Award shall have declined since the date the Award was granted should be made subject to stockholder approval;

(2)	the authority of the Administrator to institute an Award Exchange Program (allowing for Awards to be surrendered or cancelled in exchange for Awards which may have a lower exercise or purchase price or in exchange for cash or a combination of cash and Awards) should be made subject to stockholder approval;

(3)	with respect to Restricted Stock, SARs, Performance Units and Performance Shares, if no payment is required from the Participant, the Administrator should not have authority to approve performance based vesting of less than one (1) year or non-performance based vesting of less than three (3) years for more than ten percent (10%) of the Shares subject to the Plan; and

(4)	the Company should obtain stockholder approval of any amendment to the Plan that: (i) increases the number of Shares subject to the Plan; or (ii) changes the method described in the Plan for determining the exercise price, price or value of Awards under the Plan.

I expect that we will discuss these recommendations at a meeting of the Committee following the Company’s 2004 Annual Meeting of Stockholders.

Best regards,

/s/ R. Todd Bradley

R. Todd Bradley

Chief Executive Officer